EXHIBIT 99.1


        David Taber and Mitchell Derenzo of American River Bankshares to
                   Speak at Community Bank Investor Conference

Sacramento, CA, July 21, 2005 - David T. Taber, President and CEO of American River Bankshares, and Mitchell A. Derenzo, Executive Vice President and CFO of American River Bankshares, are scheduled to speak at the Keefe, Bruyette, and Woods (KBW) 6th Annual Community Bank Investor Conference in New York on Tuesday, July 26 at approximately 4:30 p.m. Eastern Time (1:30 p.m. Pacific
Time).

Presentations will be webcast live at http://www.kbw.com and will be available for 60 days following the event. In addition, American River Bankshares presentation materials will be available online after the event at www.amrb.com.

The conference will feature presentations from more that 80 public community banking companies, representing all areas of the country. "By holding the conference immediately following the release of second quarter earnings, investors will have an opportunity to listen, evaluate and question bank management on recent industry tends and operating results," said Patricia McJoynt, KBW Managing Director.

About Keefe, Bruyette, and Woods
--------------------------------
Keefe, Bruyette, & Woods, Inc. is an institutionally oriented securities broker/dealer and full service investment bank that specializes in the North American and European financial services sectors. Founded in 1962 and 100% employee-owned, the firm has long been recognized as a leading authority in the banking, insurance, brokerage, asset management, mortgage banking and specialty finance sectors. For more information, please visit www.kbw.com.

About American River Bankshares
-------------------------------
American River Bankshares [NASDAQ: AMRB] is the parent company of American River Bank (ARB), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of ARB] in Sonoma County and Bank of Amador [a division of ARB] in Amador County. For more information, please call 916-565-6100 or visit www.amrb.com, www.americanriverbank.com, www.northcoastbank.com or www.bankofamador.com.



Page 4 of Page 4